Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2017 (except for Note 30 and 31, as to which the date is September 1, 2017), with respect to the consolidated financial statements of China Merchants Americold Holdings Company Limited and our report dated March 17, 2017 (except for Note 29 and 30, as to which the date is September 1, 2017), with respect to the consolidated financial statements of China Merchants Americold Logistics Company Limited, in Amendment No.4 to the Registration Statement (Form S-11 No. 333-221560) and related Prospectus of Americold Real Trust dated January 18, 2018 for the registration of shares of its common stock.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

January 18, 2018